                                                                    EXHIBIT 2.1

                             MEMORANDUM OF AGREEMENT

This is a Memorandum of Agreement (the "MOA") between the parties named herein, for the assignment and sale of the leasehold property and improvements described herein (the "Property"), pursuant to the terms, conditions and consideration, as follows:

1. PARTIES: UNIFAB INTERNATIONAL, INC., 5007 Port Road, New Iberia, Louisiana 70560 ("SELLER") agrees to assign, sell and convey to TRUNKLINE LNG COMPANY, LLC, 5444 Westheimer, Houston, Texas 77056 ("BUYER") and BUYER agrees to buy from SELLER the Property described below, subject to the terms and conditions hereof.

2. PROPERTY: The Property to be assigned and sold by this MOA is leasehold property situated in Calcasieu Parish, Louisiana at 3744 Henry Pugh Blvd., Lake Charles, Louisiana 70602, leased by Seller from the LAKE CHARLES HARBOR & TERMINAL DISTRICT, a political subdivision of the State of Louisiana as Lessor pursuant to that certain Ground Lease Agreement dated September 1, 1998, as amended, together with improvements thereon, which Property is more particularly described in
         Section 3 below and on EXHIBIT "A", which is attached hereto and made a part hereof for all purposes. The Purchase Price of the Property is not dependant upon the exact number of square feet comprising the Property. Any statement in the legal description of the Property contained in any Instrument as to the area or quantity of Property is not a representation that such area or quantity is correct, but is made only for informational and/or identification purposes.

         THE PROPERTY TO BE ASSIGNED AND SOLD BY THIS MOA AND SUBSEQUENT CLOSING IS CONTINGENT UPON THE BID CONTINGENCIES LISTED BELOW AND ATTACHED HERETO AS "APPENDIX A" AND AS SUBMITTED WITH THE "OFFICIAL BID FORM" ON MONDAY, NOVEMBER 15, 2004.

         1. The Lake Charles Harbor and Terminal District consents to the assignment of the lease to Trunkline LNG Company, LLC and grants such waivers and consents as necessary to give Trunkline LNG the following rights:

                  a. Trunkline LNG has the right to exercise the lease for two additional five-year terms.
                  b. Trunkline LNG has the right to utilize the property for a use other than an offshore oil exploration/production fabrication and refurbishing facility.
                  c. Trunkline LNG is not required to employ five hundred full-time permanent employees.

         2. The rig sitting in the water in the southeast corner of the property will be removed by UNIFAB prior to closing or no later than 10 business days following closing.
         3. The property is free of any material claims, liens, subleases, or licenses and there are no material outstanding disputes with the lessor.

3. IMPROVEMENTS AND OTHER PROPERTY: The leasehold property is being assigned and sold together with:

         A. all buildings, improvements and fixtures, except as herein otherwise specified and shown on EXHIBIT "B" (the "Improvements");
         B. all rights, privileges, and appurtenances pertaining to the Property, including SELLER'S right, title, and interest in any minerals, utilities, adjacent streets, alleys, strips, gores, and rights-of-way (the "Associated Rights");
         C. SELLER'S interest in any leases, rents, and security deposits for all or part of the Property and Improvements (the "Landlords Interests");
         D. SELLER'S interest in any licenses and permits related to the Property and Improvements (the "Licenses and Permits");
         E. SELLER'S interest in any third party warranties or guaranties, if transferable, relating to the Property or any fixtures (the "Warranties and Guaranties");
         F.   the following personal property (the "Personal Property"), to wit:
              N/A
              --------------------
              -----------------------------------------------------------------.

         The Property, Improvements, Associated Rights, Landlord's Interests, Licenses and Permits, Warranties and Guaranties and Personal Property, if any, are herein sometimes referred to collectively as the "Property". Except as may otherwise be specifically identified herein, SELLER makes no representation in this MOA that there are any specific Associated Rights, Landlord Interests, Licenses and Permits, Warranties and Guaranties or Personal Property, which will be subject to this MOA and transferred and conveyed to Buyer.

4. SALES PRICE: At or before closing, BUYER will pay the following sales price for the Property (the "Sales Price"):


         A.       Bid Price (or Sales Price in event of Negotiated Sale)          $3,000,000.00

         B.       Ten Percent (10%) Buyer's Premium...............................$  300,000.00

         C.       TOTAL SALES PRICE...............................................$3,300,000.00
                                                                                   ============


5. FINANCING: BUYER shall pay to SELLER the Sales Price, less the amount of the Purchase Deposit described in Section 6 below, the balance of which is $2,970,000, in the form of all cash on the Closing Date.


                  NOTE: THIS MOA AND BUYER'S LIABILITIES AND OBLIGATIONS UNDER THIS MOA ARE NOT CONTINGENT UPON OR SUBJECT TO BUYER OBTAINING THIRD PARTY FINANCING.

                  IF BUYER FAILS TO CLOSE FOR ANY REASON OTHER THAN DUE TO THE DEFAULT OF SELLER OR DUE TO THE FAILURE TO ACHIEVE SATISFACTION OF ANY OF THE BID CONTINGENCIES DESCRIBED IN
                  SECTION 2 ABOVE AND ON APPENDIX A HERETO, IT SHALL BE AN ACT OF DEFAULT AND THIS MOA SHALL BE SUBJECT TO SELLER'S REMEDIES SET FORTH IN PARAGRAPH 16. THE FAILURE OF BUYER TO OBTAIN FINANCING SHALL NOT BE GROUNDS FOR BUYER FAILING TO CLOSE.

6. PURCHASE DEPOSIT: On November 15, 2004 BUYER submitted a deposit of ten percent (10%) of the Total Sales Price (Bid Price plus Ten Percent Buyer's Premium) $330,000.00 as Purchase Deposit with Tranzon VenueBid at 908 Town & Country Blvd., Ste. 120, Houston, Texas 77024, upon submission of BUYER'S Sealed Bid. Such Purchase Deposit shall be applied to the Total Sales Price at Closing.

7.       ASSIGNMENT OF LEASE AND UCC SEARCH:

         A. ASSIGNMENT OF LEASE: SELLER, at SELLER'S expense, will furnish BUYER an Assignment of Lease, Associated Rights, Landlord's Interests, Licenses and Permits, Warranties and Guaranties (the "Assignment") in a form mutually acceptable to both Seller and Buyer, dated as of the Closing Date.


         B. UCC SEARCH: Within 7 Business Days after the Effective Date of this Agreement (as defined herein), SELLER will furnish to BUYER at SELLER'S expense a Uniform Commercial Code ("UCC") search (the "UCC Search") prepared by a reporting service and dated after the Effective Date. The UCC Search must identify documents that are on file with the Louisiana Secretary of State and Calcasieu Parish that relate to all personal property on the Property and show SELLER as debtor.

         SELLER has provided all Legal Instruments including the original lease agreement, amendments and any other recorded documents (the "Instruments") attaching to or modifying said original lease agreement for review by prospective purchasers. SELLER makes no warranty as to the completeness or accuracy thereof. SELLER, at its expense, will furnish an assignment of lease (the "Assignment") to BUYER, together with a bill of sale for the Improvements (the "Bill of Sale") prior to Closing for Buyer's approval, and such Assignment and Bill of Sale, as mutually agreed to, shall be executed and delivered at the Closing. The Assignment will contain as exceptions, all exceptions contained in the Instruments, all matters reflected on the Instruments and all matters which are otherwise accepted by BUYER as provided for herein. Should any matter arise after the Effective Date of the Assignment which affects the status of the Property, except as provided explicitly in the Assignment SELLER will have no obligation to cure the same and, if SELLER declines to cure the same, the sole remedy for the BUYER will be to cancel its contract to purchase the Assignment, receiving a return of any Deposit with respect to the same.

         Except as may be explicitly provided by the Assignment, BUYER'S acceptance of the Assignment shall be deemed to be compliance by SELLER with any requirements with respect to matters of record and conclusive of said BUYER'S acceptance of the Assignment represented thereby and as being in accordance with the obligations of SELLER as set forth herein. Thereafter, the BUYER shall look solely to the Lake Charles Harbor & Terminal District and the coverage afforded by the Assignment in the event the BUYER later discovers a defect, lien, encumbrance or other matter of record, which was not excluded from coverage by the Assignment.

8.       PROPERTY CONDITION

         A. SELLER MAKES NO REPRESENTATION, WARRANTY, STATEMENT, OR OTHER ASSERTION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY TO BE CONVEYED, THEIR HABITABILITY, TENANTABILITY OR SUITABILITY FOR COMMERCIAL PURPOSES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN AS CONTAINED HEREIN AND BUYER WILL ACKNOWLEDGE THE SAME AT THE CLOSING OF THE PURCHASE OF THE PROPERTY.

         B. BUYER will take the Property "AS IS", "WHERE IS", with any and all latent and patent defects. BUYER shall be fully responsible for making its own evaluation and determination as to the condition of the Property.
         C. BUYER will acknowledge and stipulate at the closing of the purchase of the Property that having been given the opportunity to inspect the Property, said BUYER will be relying solely on said BUYER'S own investigation and not on any information provided by SELLER (except for SELLER'S warranty of title).

9. BROKERS AND AUCTIONEER: All obligations of the parties for payment of Auctioneer and Brokers' fees are contained in separate written agreements. Both SELLER and BUYER agree to indemnify and hold the other party harmless against any claim for any broker's or other fees and/or commissions due as the result of the execution of this MOA, which may be claimed or asserted as the result of the actions of the indemnifying party in connection with the negotiation and/or execution of this MOA. Such obligation of indemnity shall include indemnifying and reimbursing the indemnified party for all attorneys fees and other expenses of the type described in Paragraph 16 of this MOA, which are incurred by the indemnified party in defending against any such indemnified claim.

10.      CLOSING:

         A. The closing of the transaction contemplated herein will be on Wednesday, December 15, 2004 or the date that is 3 business days after all of Buyers Bid Contingencies are satisfied, whichever is later (the "Closing Date") at the offices of SELLER at 5007 Port Road, New Iberia, Louisiana 70560. If either party fails to close by the Closing Date and such failure is not excused by any provision hereof, the non-defaulting party may exercise the remedies in Paragraph 16.

         B.       On the Closing Date, SELLER will deliver, at SELLER'S expense,
                  (i) the Assignment in a form previously agreed to by the Parties as herein provided, and (ii) a Bill of Sale in a form previously agreed to by the Parties for the Improvements. The Assignment must show no exceptions other than those permitted under Paragraph 7 or other provisions of this MOA. SELLER must convey the Property at closing:

                  (1) with no liens, assessments, or Uniform Commercial Code or other security interests against the Property, which will not be satisfied out of the Sales Price;
                  (2) with no persons in possession of any part of the Property as lessees, tenants at sufferance, or trespassers except tenants under the leases assigned to BUYER under this MOA.

         C.       At closing, BUYER will:

                  (1)      pay the Sales Price in immediately available funds;

                  (2) deliver evidence that the person executing this MOA is legally capable and authorized to bind Buyer;
                  (3) execute and deliver any notices, statements, certificates, or other documents required by this MOA or law necessary to close the sale.

         D. The Assignment will list as exceptions to its coverage, all easements provided for in this MOA.

11. POSSESSION: SELLER will deliver possession of the Property to BUYER on closing and funding in its present condition, ordinary wear and tear excepted. From the Effective Date of this Agreement until Closing, BUYER agrees to keep and maintain the Property as nearly as reasonably practicable in its present condition and not to do or permit anything to be done which would materially diminish the value of the Property or deprive SELLER of its bargain except in the normal course of BUYER's business and except for normal wear and tear or to events beyond SELLER's control. Any possession by BUYER before closing or by SELLER after closing that is not authorized by a separate written lease agreement is a Landlord-tenant at sufferance relationship between the parties.

12. SPECIAL PROVISIONS: In the event of a dispute concerning this MOA or any payment that may be due hereunder, both SELLER and Agent agree to use binding standard form arbitration as outlined by the American Arbitration Association as the method for resolving such a dispute and such arbitration will occur in New Orleans, Louisiana. This clause will supercede paragraph 17 of this MOA, only for the relationship between BUYER and Auctioneer/Broker.

13.      SALES EXPENSES:

         A. SELLER'S EXPENSES: SELLER will pay for the following in cash at or before the Closing Date:

                  (1) releases of existing liens, other than those liens assumed by BUYER, including prepayment penalties and recording fees;
                  (2)      tax statements or certificates;
                  (3)      preparation of the Assignment and Bill of Sale;
                  (4) other expenses that SELLER will pay under other provisions of this MOA.

         B. BUYER'S EXPENSES: BUYER will pay for the following in cash at or before the Closing Date:


                  (1)      tax prorations.

14. PRORATIONS: Ad Valorem Taxes for the current year, interest, maintenance fees, assessments, dues and rents will be prorated through the Closing Date. If taxes for the current year vary from the amount prorated at the Closing Date, the parties shall adjust the prorations when tax statements for the current year are available. BUYER shall pay the premium for a new insurance policy if desired. If taxes are not paid at or prior to the Closing Date, BUYER will be obligated to pay taxes for the current year.

         The conveyance of the Property and Improvements will be subject to all standby fees, taxes and assessments by any taxing authority for the year 2004, which BUYER will assume and agree to pay.

15. CASUALTY LOSS: If any part of the Property is damaged or destroyed by fire or other casualty after the Effective Date, BUYER may:

         (A) terminate this MOA and the Purchase Deposit will be refunded to Buyer;

         (B) accept the Property in its damaged condition and accept an assignment of any insurance proceeds SELLER is entitled to receive.

         Notwithstanding the foregoing, if the amount of damage which has occurred as the result of such casualty is less than $25,000, this MOA shall not terminate and BUYER shall accept the Property in its damaged condition and accept an assignment of any insurance proceeds SELLER is entitled to receive.

16. DEFAULT: If either party fails to comply with this MOA, and such failure is not excused by any provision hereof, that party is in default and the other party may:

         (A) enforce specific performance, or seek other relief as may be provided by law, or both; or

         (B) terminate this MOA and receive the Purchase Deposit as liquidated damages, or return the Purchase Deposit in the event of default by SELLER, thereby releasing the parties from this MOA.

17. DISPUTE RESOLUTION: The parties agree to negotiate in good faith in an effort to resolve any dispute related to this MOA that may arise. If the dispute cannot be resolved by negotiation, the parties will submit the dispute to mediation before resorting to arbitration or litigation and will equally share the costs of a mutually acceptable mediator. Any mediations or arbitrations shall be held in New Orleans, Louisiana.

18. EXPENSES AND FEES OF ACTIONS: If any arbitration proceeding, administrative proceeding or any legal action, at law or in equity (an "Action"), is commenced, including an Action for declaratory relief, to enforce or interpret the terms of this MOA, or any document or instrument executed in connection with or pursuant to this MOA, or involving any controversy or claim between or among the parties to this MOA, whether sounding in MOA, tort or statute, whether through arbitration, probate, bankruptcy, receivership or other judicial or administrative proceeding, the prevailing party in such Action (the "Prevailing Party") shall be entitled to recover reasonable attorney's fees, paralegal costs, expert witness and consulting expert fees and costs, and other expenses, costs and necessary disbursements incurred by such Prevailing Party in the investigation, preparation, pursuit or defense of any claim asserted by any party in such Action (including allocated costs for in-house legal services), in addition to any other relief to which the Prevailing Party may be otherwise entitled, at law, equity or hereunder, in the amount determined by the fact-finder(s) or arbitrator(s). This Paragraph survives the Closing Date.

19. NOTICES: All notices between the parties under this MOA must be in writing and are effective when hand delivered or sent by overnight delivery by a recognized national delivery service such as Federal Express, etc., to:



                BUYER AT:                        SELLER AT:
                Trunkline LNG Company, LLC       UNIFAB International, Inc.
                5444 Westheimer                  5007 Port Road
                Houston, Texas 77056             New Iberia, Louisiana 70560





         Such notices shall be deemed to have been given and received when actually received. Notwithstanding the foregoing, in the event a party is unable to deliver a notice by either of the foregoing methods due to the absence of the other party from the foregoing addresses, the other party may thereafter send such notice to the other party by certified mail, return receipt requested to the foregoing addresses. In such event, delivery will be deemed to have occurred two (2) Business Days after a certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail. Any party hereto may, at any time by giving five (5) Business Days written notice to the other parties hereto, designate any other address and/or facsimile telephone number in substitution of a foregoing address and facsimile telephone number to which such notice shall be given.

20.      AGREEMENT OF THE PARTIES:

         A.       This MOA is binding on the parties, their heirs, executors, representatives, successors, and permitted assigns.
         B.       This MOA is to be construed in accordance with the laws of the
                  State of Louisiana.
         C. This MOA contains the entire agreement of the parties and may not be changed except by written agreement.
         D. If this MOA is executed in a number of identical counterparts, each counterpart is an original and all counterparts, collectively, constitute one agreement.

21. TIME: Time is of the essence in this MOA. The parties require strict compliance with the times for performance. The term "Business Day" as used herein means each calendar day the corporate headquarters of SELLER is open to the general public. If the last calendar day to perform under a provision of this MOA falls on a calendar day other than a Business Day, the time for performance is extended until the end of the next calendar day, which is a Business Day.

22. EFFECTIVE DATE: The "Effective Date" of this MOA for the purpose of performance of all obligations is the date Tranzon VenueBid receives this MOA fully executed by BUYER and SELLER. SELLER shall cause Tranzon VenueBid to advise BUYER promptly upon its receipt of the fully executed MOA.

23. EXECUTION OF OTHER DOCUMENTS; FURTHER ACTION: Each party shall, on demand, execute or obtain such other documents or instruments and corrective filings or instruments and use all commercially reasonable efforts to do or cause such other things as may be reasonably necessary or desirable to effect the provisions and purposes of this MOA.

24. SCHEDULES, ADDENDA, EXHIBITS AND ATTACHMENTS: All schedules, addenda, exhibits and attachments and other documents or items identified as being attached hereto (the "Attachments") shall be a part of this MOA for all purposes. Attachments may be changed from time to time as the parties may agree. When Attachments are changed, they shall be redrafted in accordance with agreed changes, dated as of the Effective Date of such change and signed by the parties. Copies of changed Attachments shall be furnished to each party and such changed Attachments shall become a part of this MOA for all purposes. An Attachment, which has been changed, shall cease to be a part of this MOA, and the most recently dated Attachment, signed by all parties, shall govern.

25. WAIVER: No waiver of any term of this MOA shall be valid unless it is in writing and signed by both parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this MOA, or of the breach of any term, provision, representation, warranty or covenant contained in this MOA, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

THIS IS A LEGALLY BINDING DOCUMENT. READ IT CAREFULLY. THE BROKERS AND AGENTS MAKE NO REPRESENTATION OR RECOMMENDATION AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS DOCUMENT OR TRANSACTION. CONSULT YOUR ATTORNEY BEFORE SIGNING.

BUYER:                                         SELLER:
TRUNKLINE LNG COMPANY, LLC                     UNIFAB INTERNATIONAL, INC.


By: /s/Jeryl L. Mohn                           By: /s/ Martin K. Bech
    ----------------                               -------------------
Name: Jeryl L. Mohn                            Name: Martin K. Bech
     ---------------                               ----------------
Its: Senior Vice President Operations &        Its: Vice President, Secretary
Engineering                                    and General Counsel
-----------                                    -------------------


Date: November 22, 2004                        Date:  November 23, 2004